EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT AND JOSTENS RESPOND TO FTC DECISION ON PROPOSED TRANSACTION

ARMONK, NY, MINNEAPOLIS, MN – April 17, 2014. Visant Corporation and Jostens, Inc. today announced that the Federal Trade Commission (FTC) has advised of the Commission’s vote to block the proposed transaction between Jostens and American Achievement. Visant and Jostens announced in November 2013 the signing of a definitive purchase agreement under which Jostens would acquire American Achievement. The FTC investigation, which has been ongoing since November, was focused on class rings.

The parties have agreed to proceed with a termination of the purchase agreement as a result of this decision.

Marc Reisch, President and Chief Executive Officer of Visant, stated, “We are extremely disappointed with the FTC’s decision to challenge this strategic transaction and fundamentally disagree with the basis on which the FTC made its decision. We continue to believe that based on current industry dynamics the combination would not have an adverse effect on competition and that the significant synergies and operating efficiencies from the proposed transaction would contribute to the competitive landscape. However, entering into a protracted litigation with the FTC and the inherent cost and distraction is not in the best interests of our stakeholders.”

About Jostens

Minneapolis-based Jostens, Inc. is a trusted partner in helping celebrate moments that matter through products, programs and services that help people tell their stories and recognize achievements. The company’s products include school yearbooks and other memory book products, scholastic products such as class rings and graduation products, and products for athletic champions and their fans. For more information on Jostens, please visit the company’s web site at www.jostens.com.

About Visant

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and packaging and educational publishing markets. Visant is controlled by affiliates of KKR and DLJ Merchant Banking. For more information on Visant, please visit the company’s web site at www.visant.net.

Use of Forward-Looking Statements

This news release contains “forward-looking statements”, including, without limitation, estimated synergies, operations, performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. Actual results may differ materially from current expectations depending upon a number of factors affecting the businesses.

Readers are cautioned not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release, are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements and risk factors contained in Visant’s filings with the SEC. Visant undertakes no obligation to update publicly or revise any forward-looking statements in light of new information, future events or otherwise, except as required by law.

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